Exhibit 10.1
Execution Copy
[Sapient Corporation Letterhead]
July 18, 2007
Mr. Alan Herrick
870 Buckhead Trace
Atlanta, GA 30342
Dear Alan,
     This letter (the “Agreement”) will confirm your employment with Sapient Corporation (together with its successors, the “Company” or “Sapient”), under the terms and conditions that follow:
     1.      Positions, Term and Duties.
              (a) Positions; Reporting. You will be employed by the Company, on a full-time basis as its President and Chief Executive Officer (“CEO”), reporting directly to the Company’s Board of Directors (the “Board”). In addition, and without further compensation, you will serve as a member of the Board for so long as you continue to be employed hereunder as President and CEO on a full-time basis.
              (b) Term; Renewal. Subject to earlier termination as hereinafter provided, your employment hereunder shall be for an initial term of three (3) years, which term commenced on November 1, 2006, and shall renew automatically thereafter for successive terms of one year each, unless either party gives written notice to the other not less than sixty (60) days prior to the expiration of the initial or a renewal term that this Agreement shall not be renewed. The term of this Agreement, as from time to time renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”
              (c) Duties & Responsibilities. You agree to perform the duties of your positions, which shall be consistent with those customarily assigned to individuals serving in such positions, and such other duties consistent with your positions as may reasonably be assigned to you by the Board from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company in a manner consistent with your duties and to the discharge of your duties and responsibilities for the Company, except for vacation time, absence for sickness or disability, and reasonable time spent performing services for any charitable, religious or community organizations, so long as such services do not violate the Sapient Confidentiality Agreement or the Sapient Fair Competition Agreement (as defined in Section 3 hereof, or otherwise materially interfere with the performance of your duties hereunder.

     2.      Compensation and Benefits. During the term hereof, as compensation for all services performed by you for the Company, the Company will provide you the following pay and benefits:
              (a) Base Salary. The Company will pay you a base salary at the rate of Four Hundred and Seventy Five Thousand Dollars ($475,000) per year, payable in accordance with the regular payroll practices of the Company and subject to review and increase (but not decrease) by the Company’s Compensation Committee (the “Compensation Committee”) on an annual basis. Such base salary, as may be increased from time to time, is hereafter referred to as the “Base Salary”. The Base Salary of $475,000 per year will be retroactive to November 1, 2006. The Company will provide you with a payment to reflect the difference between this rate and the rate at which your Base Salary was paid from November 1, 2006 through the date this Agreement is fully executed, such payment to be made as soon as practicable after this Agreement is fully executed, but in no event more than five business days after such full execution.
              (b) One-Time Bonus. You acknowledge that the Company has paid you a one-time bonus payment of Seventy Thousand Dollars ($70,000) related to the period from November 1, 2006 through December 31, 2006 (the “2006 Bonus”). You acknowledge that you have already been paid the 2006 Bonus, as part of the annual bonus paid by the Company in March 2007 under its various bonus plans.
              (c) Bonus Compensation. You will have an annual bonus opportunity with a target amount of not less than Four Hundred and Twenty Five Thousand Dollars ($425,000), such target amount to be set on an annual basis by the Compensation Committee (the “Annual Bonus”). For 2007, (i.e. January 1, 2007 through December 31, 2007), your target Annual Bonus amount will be Four Hundred Twenty Five Thousand Dollars ($425,000) (the “2007 Bonus”). The amount of the Annual Bonus actually paid to you will be determined on the basis of objective performance metrics under a program that is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Your actual Annual Bonus, if any, will be payable to you solely in cash in a single lump sum not later than two and one-half months following the end of the fiscal year for which the Annual Bonus was earned. After consultation with you, performance metrics will be agreed to and formally adopted by the Compensation Committee on an annual basis within the time frame required by any applicable laws or regulations and communicated to you as soon as practicable thereafter, but in any event, the Compensation Committee will endeavor to set these metrics during the first fiscal quarter of the relevant Annual Bonus year. This Section 2(c) supersedes all other bonus arrangements between you and the Company.
              (d) Pay Benchmarking. In general, the Company will attempt in good faith to align your total compensation package (i.e., Base Salary, Annual Bonus and long-term incentives) with the median pay practices among a group of peer organizations selected by the Compensation Committee. For the avoidance of doubt, such alignment shall not reduce your total compensation package below the levels specified in this Agreement. The pay data of these peer organizations will be regressed to the Company’s revenue base. The peer group will be periodically reviewed by the Compensation Committee for continued appropriateness. The initial peer group consists of the following organizations: Accenture, Keane, Perot Systems,

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Parametric Technology Corporation, Cognizant, Monster Worldwide, aQuantive, CIBER and Diamond Management and Technology Consultants.
              (e) Long-Term Incentives.
                         (i)        You will be granted 150,000 restricted stock units of common stock of the Company (the “RSUs”) (the “Year 1 Grant”). The grant date for the Year 1 Grant will be the first NASDAQ trading date of the month immediately following the date of execution of this Agreement. Provided you are still employed as President and CEO, you will receive an additional grant of 150,000 RSUs in each of 2008 (the “Year 2 Grant”) and 2009 (the “Year 3 Grant”). The grant dates for the Year 2 Grant and the Year 3 Grant will be the first NASDAQ trading date of February in the respective year. (Together, the Year 1 Grant, the Year 2 Grant and the Year 3 Grant, as adjusted or modified in accordance with this Section 2(e), are sometimes referred to as the “CEO Grants.”) Notwithstanding the actual grant dates, the vesting of the Year 1, Year 2 and Year 3 Grants will be measured beginning from January 1 of the relevant year (the “Vesting Start Date”). Each of the CEO Grants will “straight-line” vest 33-1/3% annually on January 1st of each of the three years following the year in which that particular grant was made, provided you are still employed by the Company as President and Chief Executive Officer on each such vesting date (each, an “Annual Vesting Date”). The CEO Grants will be made pursuant to the Company’s 1998 Stock Incentive Plan, as amended from time to time (or a successor equity incentive plan then in effect) (the “Incentive Plan”). The RSUs are subject to the terms and conditions in the Incentive Plan and in each RSU agreement issued thereunder applicable to the CEO Grants and any other restrictions or limitations generally applicable to equity held by Company executives or otherwise required by law; provided that, such terms, conditions, restrictions and limitations (x) shall be no less favorable or more restrictive than those applicable to Company senior executives generally, and (y) shall not be inconsistent with the provisions of this Agreement.
                         (ii)      Notwithstanding the provisions of Section 2(e)(i), the Company retains the right in its sole discretion to change the form of the long-term incentive equity award each year, provided that the grant-date value of each year’s award, regardless of the form used, will be approximately the same economic value (disregarding any vesting conditions or discounts for marketability or lack of control) as reasonably determined by the Compensation Committee in good faith as would be delivered if 150,000 time-vested RSUs were granted on each scheduled grant date (as described, and subject to the provisions, in Section 2(e)(i)).
                         (iii)      Notwithstanding the provisions of Section 2(e)(i) and 2(e)(ii), in the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, or the payment of an extraordinary dividend, the Compensation Committee shall adjust the number of RSUs (or other form as determined under Section 2(e)(ii)) granted or to be granted as CEO Grants in each year to prevent dilution or enlargement of grant values. Further, if the Company commences payment of a regular dividend, the Compensation Committee may, in its sole discretion, make such an adjustment.

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                         (iv)      You will not be eligible to receive any stock options, restricted stock or other equity of the Company, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise expressly authorized for you individually by the Board (or applicable committee thereof).
              (f) Participation in Employee Benefit Plans. You will be entitled to participate (and your eligible dependents and beneficiaries will be entitled to participate to the same extent that eligible dependents and beneficiaries of other executives of the Company are allowed to participate) in all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement. Your (and your eligible dependents’ and beneficiaries’) participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.
              (g) Perquisites. You will be entitled to receive perquisites commensurate in value and design with your positions, provided you meet the eligibility requirements for such perquisites. These perquisites will be at least equal in value to the average perquisite value provided generally by the Company to the Company’s other officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended.
              (h) Vacations. Vacation time shall be governed by the policies of the Company, as in effect from time to time.
              (i) Business Expenses. The Company will pay or reimburse you for all reasonable, customary and necessary business expenses incurred or paid by you in the performance of your duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board from time to time or included in the Company’s expense policy as then in effect (the “Expense Policy”) and to such reasonable substantiation and documentation as may be specified by the Board from time to time or required under the Expense Policy, in all cases, which are known by you or made reasonably available to you prior to your incurrence of such business expense.
     3.      Confidentiality and Fair Competition. As a condition of your employment, you must execute the Sapient Confidentiality Agreement and the Sapient Fair Competition Agreement that are attached hereto as Exhibit A and Exhibit B no later than the date you execute this Agreement. Further, you must execute additional, reasonable Confidentiality Agreements and Fair Competition Agreements at such future times as the Company may reasonably require in the event that the Company or any of its subsidiaries undertakes a new line of business, whether through an acquisition or otherwise; such additional Agreements shall be reasonably similar to those attached as Exhibit A and Exhibit B, other than changes that are necessary or desirable to conform the Agreements to cover the new line of business.
     4.      Termination of Employment. Notwithstanding the provisions of Section 1(b) hereof, your employment hereunder will terminate prior to the expiration of the term of this Agreement under the following circumstances:

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              (a) By the Company for Cause. The Company may terminate your employment for Cause (as defined immediately below) upon written notice to you setting forth in reasonable detail the nature of the Cause. The following shall constitute “Cause” for termination if (x) the Company provides you with the written notice described immediately above within 120 days after the Board learns of the nature of the Cause, provided that such 120 day period will be tolled during the pendency of any internal investigation that may occur to determine whether Cause exists; (y) in the case of clauses (i), (iii), (iv), (v), (vi) and (vii) of the definition of Cause, you are given at least 30 days to cure the nature of the Cause if the nature of the Cause is susceptible to cure, and the nature of Cause remains uncured at the end of such period or recurs within six (6) months of the delivery of the notice, provided, that if the nature of the Cause is not susceptible to cure, such written notice must be provided by the Company ten (10) days prior to the date of termination, and provided further that the Board may elect to waive the period of notice, or any portion thereof, and pay you your salary for the notice period (or any remaining portion thereof); and (z) such termination is pursuant to a resolution adopted at a meeting of the Board by the affirmative vote of the independent directors then in office, which resolution specifies the specific grounds on which the termination for Cause is based, the material substance of which must have been set forth in the original written notice:
                         (i)        Your intentional failure to perform your duties and responsibilities to the Company (other than by reason of your death or Disability), or your gross negligence in the performance of such duties and responsibilities which has caused or can reasonably be expected to cause material harm to the Company;
                         (ii)      Your conviction of, or entering a plea of guilty or nolo contendere to any crime that constitutes a felony in the jurisdiction involved;
                         (iii)      Your fraud or willful misconduct (including violations of Company policies, for example policies concerning insider trading, sexual harassment and the Company’s Code of Conduct) that has caused or is reasonably expected to cause material harm to the Company;
                         (iv)      Your material breach of your fiduciary duty;
                         (v)        Your material breach of any provision of this Agreement;
                         (vi)      Your material breach of any provision of the Sapient Confidentiality Agreement or the Sapient Fair Competition Agreement; or
                         (vii)      Your failure to cooperate, if requested by the Board, with any investigation or inquiry into your or the Company’s business practices, whether internal or external, including but not limited to your failure to be deposed or to provide testimony at any inquiry or trial.
              (b) By the Company Other than for Cause. The Company also may terminate your employment at any time other than for Cause upon notice to you. The Company’s notice of non-renewal at the end of the initial term of this Agreement shall constitute a termination by the Company other than for Cause.

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              (c) By You for Good Reason. You may terminate your employment for Good Reason as follows: You shall provide written notice to the Company within 60 days of the occurrence of one of the following events, without your consent, setting forth in reasonable detail the nature of the event constituting Good Reason (the “Notice”):
                         (i)        Removal from the positions of President and CEO of the Company;
                         (ii)      Material diminution in the nature or scope of your responsibilities, duties or authority, or any material change in your reporting lines; provided, however, that a change in reporting relationships resulting from a Change of Control (as defined in Section 5(d) below) shall not constitute “Good Reason”;
                         (iii)      Material failure of the Company to provide you the compensation and benefits in accordance with the terms of Section 2 hereof;
                         (iv)      Material breach of this Agreement by the Company; or
                         (v)        A requirement that your principal place of business be located more than 50 miles from Atlanta, Georgia.
The Company will have thirty (30) days from receipt of the Notice to cure the event specified in the Notice, and if it fails to do so, your employment will terminate for Good Reason on the first day following the expiration of such thirty (30) day cure period.
              (d) By You for Other Than Good Reason. You may terminate your employment at any time other than for Good Reason upon notice to the Company.
              (e) Death. In the event of your death during the term hereof, your employment hereunder shall immediately and automatically terminate.
              (f) Disability. The Company may terminate your employment hereunder, upon notice to you, in the event that you become disabled during your employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature (collectively, “Disability”) and, as a result, are unable to perform substantially all of your duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. If any question shall arise as to whether during any period you are disabled through any Disability so as to be unable to perform substantially all of your duties and responsibilities hereunder, you may, and at the reasonable request of the Company shall, submit to a reasonable medical examination by a physician reasonably selected by the Company (and to whom you or your duly appointed guardian, if any, has no reasonable objection) to determine whether you are so disabled and such determination shall, for the purposes of this Agreement, be conclusive of the issue. If such question shall arise and you shall fail to submit to such medical examination (other than due to your disability), the Company’s determination of the issue shall be binding on you.

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     5.      Severance Benefits, Change in Control Benefits and Other Matters Related to Termination.
              (a) Termination for Cause or for Other Than Good Reason. In the event of termination of your employment (1) by the Company for Cause or (2) by you other than for Good Reason, the Company will pay to you (i) any Base Salary earned but not paid during the final payroll period of your employment through the date of termination; (ii) any vacation time earned but not used through the date of termination; (iii) any Annual Bonus to which you are entitled for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination; and (iv) reimbursement for any business expenses incurred by you but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). Except for any right you may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans at your cost, and your right to vested benefits under the applicable Company benefit plans, all benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.
              (b) Termination Entitling You to Severance Pay. In the event of termination of your employment (1) by the Company other than for Cause, (2) by the Company based on your Disability, (3) by you for Good Reason or (4) on account of your death, provided that no greater benefits are payable to you under a separate plan or agreement as a result of such termination (in which case you may elect to receive the package of payments and benefits that are available to you under either this Agreement or the separate plan or agreement, but not both), you (or, in the event of your death, your designated beneficiary or, if no beneficiary has been designated by you in writing, your estate) shall be entitled to the following:
                         (i)        Final Compensation;
                         (ii)      A lump sum amount equal to 100% of your Base Salary in effect on the date of termination plus 100% of your target bonus amount for the year in which such termination occurs (provided, however, that if the target bonus amount for the year in which termination occurs has not yet been set, the actual bonus amount for the preceding year will be used in this calculation), which amounts will be paid in cash within fifteen (15) days of the Effective Date of the Employee Release, as defined in Section 5(f) below, but in no event later than two and one-half months following the end of the fiscal year in which termination occurred;
                         (iii)      A pro rata portion (calculated as described below with respect to the CEO Grants) of the unvested CEO Grants and all other unvested Company equity awards that have already been issued to you as of the date of the termination of your employment will vest immediately on the date of such termination (the “Termination Date”). Such pro rata portion will be calculated, for each applicable grant based on a fraction, the numerator of which shall be the number of monthly anniversaries of such grant’s Vesting Start Date or such other initial vesting date in respect of such other unvested Company equity

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awards (a “Monthly Anniversary”) that have occurred on or before the Termination Date and the denominator of which shall be the total number of Monthly Anniversaries required to occur in order for each annual tranche of shares underlying such grant to vest (together, the pay and benefits set forth in Sections 5(b)(ii) and 5(b)(iii) are sometimes referred to as “Severance Benefits”).
     By way of example with respect to the CEO Grants only: if, on June 20, 2008 (“year two” of your employment hereunder), your employment terminates for any of the reasons described above in this Section 5(b), then the following then still unvested RSU shares (or shares of another equity award issued in lieu of RSUs) underlying your Year 1 Grant and Year 2 Grant will immediately vest on the Termination Date:
     Year 1 Grant: 59,028 underlying RSU shares will immediately vest (i.e., (50,000 X 17/24) + (50,000 X 17/36) = (35,417 + 23,611) = 59,028). (Note: The first 50,000 RSU tranche of the Year 1 Grant vested before the Termination Date and you “own” that tranche already; this calculation applies only to the unvested tranches.)
     Year 2 Grant: 38,194 underlying RSU shares will immediately vest (i.e., (50,000 X 5/12) + (50,000 X 5/24) + (50,000 X 5/36) = (20,833 + 10,417 + 6,944) = 38,194).
     Year 3 Grant: You will not receive your Year 3 Grant, because your employment has been terminated prior to the scheduled grant date.
                         (iv)      Except for any right you may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans at your cost, and your right to vested benefits under applicable Company benefit plans, all benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of Base Salary or other payment to you following termination.
              (c) Termination Following Change in Control. In the event of termination of your employment by the Company other than for Cause or by you for Good Reason within two years following the consummation of a Change in Control (as defined in Section 5(d) below), in lieu of any benefits otherwise payable to you under Section 5 of this Agreement and provided that no greater benefits are payable to you under a separate plan or agreement as a result of such Change in Control (in which case you may elect to receive the package of payments and benefits that are available to you under either this Agreement or the separate plan or agreement, but not both), you shall be entitled to the following:
                         (i)        Final Compensation;
                         (ii)      A lump sum amount equal to 150% of your Base Salary in effect on the date of termination plus 150% of your target bonus amount for the year in which such termination occurs (provided, however, that if the target bonus amount for the year in which termination occurs has not yet been set, the actual bonus amount for the preceding year will be used in this calculation), which amounts will be paid in cash within fifteen (15) days of the Effective Date of the Employee Release, as defined in Section 5(f)

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below, but in no event later than two and one-half months following the end of the fiscal year in which termination occurred;
                         (iii)      All of the unvested CEO Grants and all other unvested Company equity awards that have been previously issued to you (including any equity award of the surviving corporation) shall become vested effective as of the date of such termination;
                         (iv)      For a period of twenty-four (24) months following the date of termination, you will be entitled to continue to participate in the Company’s medical, dental, disability and life insurance plans, subject to any employee contribution applicable to you on the date of termination; and your 401(k) plan will continue to vest, provided you are eligible to continue such participation and vesting under applicable law and plan terms. All other benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of Base Salary or other payment to you following termination. For the avoidance of doubt, if it is permitted by applicable law and plan terms, you will be allowed to participate in such plans for this twenty-four (24) month period as if you were an active employee, and if such participation is not permitted, you may elect to participate in the Company’s group health and dental plans under the federal law known as “COBRA” for so long as you are so eligible. (Together, the pay and benefits set forth in Sections 5(c)(ii), 5(c)(iii) and 5(c)(iv) are sometimes referred to as “Change of Control Benefits”).
              (d) A Change in Control shall be deemed to have occurred if any one or more of the following events occur:
                         (i)        the acquisition by any person, entity or “group” (as defined in section 13(d) of the Exchange Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities;
                         (ii)      A merger, consolidation or other corporate transaction that results in the voting shares of the Company before the transaction constituting less than 50% of the combined voting power of all shareholders of the surviving corporation following the transaction;
                         (iii)      A change in majority of the non-employee directors of the Company or the board of directors of any successor to the Company over a two-year period (other than by reason of election or nomination by directors constituting a majority of the directors on the effective date of this Agreement or directors who were chosen by those directors, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from clauses (i), (ii), (iv), (v) or (vi) of this definition));
                         (iv)      The approval by the stockholders of the Company of the liquidation or dissolution of the Company;

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                         (v)        The sale, transfer or other disposition of all or substantially all of the Company’s assets; or
                         (vi)      A determination by the Board that a Change in Control has occurred.
              (e) Section 409A. The compensation, benefits and other payments described in this Agreement (collectively, the “Payments”) are intended either to comply with Section 409A of the Code (“Section 409A”) (to the extent they are subject to such Section) or to be exempt from the requirements of Section 409A (where an exemption is available), and shall be construed accordingly. If, however, the Compensation Committee and you reasonably determine that any such Payments are or may become subject to a tax imposed by Section 409A, the Company and you will use their commercially reasonable efforts to structure such Payments to eliminate or minimize the impact of any tax that might be imposed on you pursuant to Section 409A. In addition, with respect to the Severance Benefits and Change in Control Benefits, if the Compensation Committee and you reasonably determine that such Severance Benefits and Change in Control Benefits are potentially subject to additional tax under Section 409A absent this sentence, any and all amounts that constitute deferred compensation subject to Section 409A and that would (but for this sentence) be payable within six (6) months following separation from service (as defined in Section 409A) shall instead be paid on the date that follows the date of such separation from service by six (6) months plus one day. In any event, you shall be responsible for any tax or other amount imposed by Section 409A on all of the Payments. The Company shall not be obligated to indemnify you or reimburse you for any payments made by you on account of Section 409A or otherwise be liable for any additional taxes or other payments that may be due as a result of any of the Payments being subject to Section 409A.
              (f) Release of Claims. Any obligation of the Company to provide you Severance Benefits or Change in Control Benefits under this Section 5 is conditioned upon your (or, in the event of your death, your estate) signing a reasonable and customary separation agreement containing a release of claims in the form provided by the Company (the “Employee Release”) within twenty one (21) days of the date on which your employment terminates, or such longer period as specified by the Company, and upon your not revoking the Employee Release thereafter. The Employee Release shall become effective seven (7) days after your execution of the Employee Release, provided that you do not revoke your acceptance of the Employee Release during that time (the “Effective Date of the Employee Release”). Any Severance Benefits or Change in Control Benefits required to be made under this Section 5 (other than Final Compensation) shall be made within fifteen (15) days of the Effective Date of the Employee Release. The Employee Release creates legally binding obligations on your part, and the Company therefore advises you to seek the advice of an attorney before signing it.
              (g) Reimbursement of Incentive Compensation. In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. securities laws, as a result of any material misconduct on your part or on the part of any U.S. employee under your direct supervision (whether or not such misconduct constitutes “Cause” within the meaning of Section 4(a) hereof), you shall reimburse the Company for any Annual Bonus or other performance-based compensation (including, but not limited to, equity compensation) that was paid or issued

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to you on the basis of having met or exceeded specific targets for performance period(s) in which the financial statement was required to be restated. In connection with the foregoing, you shall only be required to reimburse the Company to the extent of the excess (if any), determined as of the payment or grant date, between (x) the after-tax value to you of any such Annual Bonus or other performance-based compensation that was payable for each applicable performance period less (y) the after-tax value of any such Annual Bonus or other performance-based compensation that would have been payable upon the achievement of Company performance taking into such accounting restatement for the applicable performance period.
     6.      Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.
     7.      Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
     8.      Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that this Agreement shall be binding upon any successor to the Company (by whatever means, including but not limited to, pursuant to any reorganization, consolidation, merger or sale, disposition or other transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.
     9.      Reformation; Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then such portion or provision shall be reformed so that it is valid and enforceable to the fullest extent permitted by law, and the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby.
     10.     Survivability; Continuing Obligations. Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions. The obligation of the Company to make payments to you under Section 5 is expressly conditioned upon your continued full performance of obligations under the Sapient Confidentiality Agreement and the Sapient Fair Competition Agreement, and your continued obligation to comply with such agreements is conditioned upon the Company’s full performance of its payment obligations under this Agreement and any other applicable plan, program or agreement, provided, however, that you have provided the Company with thirty (30) days’ written notice specifying the nature of the Company’s failure to perform its obligations and the Company has not cured such failure within such thirty (30) day period. Upon

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termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this Agreement, the Sapient Confidentiality Agreement and the Sapient Fair Competition Agreement.
     11.      Miscellaneous. This Agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment, excluding only the Sapient Confidentiality Agreement, the Sapient Fair Competition Agreement and any obligations and rights you may have with respect to the securities of the Company, all of which shall remain in full force and effect. This Agreement may not be modified or amended, unless agreed to in writing by you and an expressly authorized representative of the Board. No breach of any obligation under this Agreement shall deemed to be waived, unless the party entitled to the benefit of such obligation shall have specifically consented to such waiver in writing. No such waiver shall be deemed to be a waiver of any other obligation under this Agreement or of a subsequent breach of the same obligation. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. Any suit brought pursuant to this Agreement shall be brought in the state or federal courts sitting in Boston or Cambridge, Massachusetts, and the parties hereby waive any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have personal jurisdiction over it and consents to service of process in any manner authorized by Massachusetts law. In the event of any inconsistency between any provision of this Agreement and any provision of any Company plan, program or arrangement, the provision that is more favorable to you shall control unless you otherwise agree in a signed writing that expressly refers to the provision whose control you are waiving (for the avoidance of doubt, to the extent you are entitled to severance or change of control payments and benefits pursuant to a separate plan, program or arrangement, you may elect to receive the package of payments and benefits that are available to you under either this Agreement or the separate plan, program or arrangement, but not both). The Company represents that it is fully authorized, by action of the Board (and any other person or body whose action is required), to enter into this Agreement and to perform its obligations under it, and that the execution, delivery and performance of this Agreement by it will not violate any applicable law, regulation, order, judgment, decree or Company plan, program or arrangement to which it is a party or by which it is bound. Subject to Section 3 hereof, the Company agrees not to impose any restrictions, enforceable by injunction, on your post-employment activities, other than those expressly set forth in this Agreement, the Sapient Confidentiality Agreement or the Sapient Fair Competition Agreement.
     12.      Notices. Any notices provided for in this Agreement shall be in writing and shall be delivered in person, by a reputable overnight courier service, by registered or certified United States mail, or by telecopy. Such notices shall be addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received. Such notices shall be effective upon receipt when delivered or sent by telecopy or in person, and upon mailing when sent by registered or certified mail or overnight courier service.

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     13.      Legal Fees. The Company shall reimburse you for reasonable attorneys’ or other professional fees and for any other reasonable expenses incurred by you in negotiating this Agreement, up to a maximum of fifteen thousand dollars ($15,000). Such reimbursement shall be made within thirty (30) days following presentation to the Company of appropriate invoices or other documentation for the amount of such fees and expenses.
     14.      Indemnification. During your employment and thereafter, and to the maximum extent permitted by law and by the Company’s articles of incorporation and by-laws, you shall be promptly indemnified against, and shall be entitled to prompt advancement of attorneys’ fees and other costs incurred in connection with, any and all claims, costs, expenses, judgments and/or liabilities arising out of, or in connection with, your employment by the Company or membership on the Board; provided, that in no event shall such indemnity of the Executive at any time during the period of your employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under an indemnification insurance policy or the bylaws or charter of the Company or by agreement.
[The remainder of this page has been left blank intentionally.]

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     If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than July 23. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Best regards, Sapient Corporation
By:	/s/ Jeffrey M. Cunningham
Jeffrey M. Cunningham, Chairman
Board of Directors

Accepted and Agreed:
/s/ Alan J. Herrick
Name:	Alan Herrick

Date:	July 21, 2007

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Exhibit A
Sapient Confidentiality Agreement
Parties. In this Agreement, the terms “we,” “us,” and “our” refer to Sapient Corporation and its subsidiaries. The terms “you” and “your” refer to the individual who signs this Agreement. The term “the parties” refers to both us and you.
Background
•	We are in the business of helping clients innovate their businesses to achieve extraordinary results from their customer relationships, business operations and technology.

•	You are an individual in whom we have great confidence, and with whom we entrust responsibilities to help our clients achieve these results.

•	We also entrust you with information — our own or our clients’ — that we need you to protect.
Therefore, in consideration of the promises contained in this Agreement and in the agreement between yourself and us dated July 18, 2007 (the “Employment Agreement”), the parties agree as follows.
Terms and Conditions
1	Your Employment
As stated in Section 3 of the Employment Agreement, your employment with us is contingent on your making the promises laid out in this Agreement.
2	Protecting Confidential information

2.1	Our Confidential information Defined. Our ability to help clients succeed depends, in part, on information we possess that gives us an advantage over our competitors who lack this information. In this Agreement, we refer to this information as “our confidential information.” We have gathered or developed our confidential information by expending time, energy and resources to better enable us to help our clients succeed. If our competitors were to learn our confidential information, they would gain an unfair advantage over us in the marketplace. If others were to learn our confidential information, it could jeopardize our relationships with our clients.

2.2	Protecting Our Confidential Information. Because you are a valued member of our leadership team, we entrust you with our confidential information. You promise to protect our confidential information, and you promise that you will not share it with anyone, except in the performance of your fiduciary duties as our Chief Executive Officer (“CEO”) or as the independent members of our Board of Directors (the “Board”) may direct (collectively, your “Duties”). You also promise that you will not use our confidential information for your own use, or for anyone else’s use, except in the performance of your Duties. This promise extends beyond the term of your employment with us, and does not end unless the independent members of our Board (the “Independent Directors”) expressly release you from it in writing beforehand.

2.3	Our Clients’ Confidential Information. Our clients often share with us their confidential information: that is, information they wish to keep secret from their competitors. You often will have access to this confidential information. You promise that you: (a) will protect this confidential information; and, except in the performance of your Duties, (b) will not share it with anyone; and (c) will not use this confidential information for your own use, or for anyone else’s use. This promise extends beyond the term of your employment with us, and does not end unless the Independent Directors expressly release you from it in writing beforehand.

2.4	Your Former Employers’ Confidential Information. In your previous jobs with other employers, they may have entrusted you with their own confidential information. We have no desire to have

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you violate their confidential information. Therefore, you promise that, during your employment with us, you will not share your former employers’ confidential information with us or anyone else beyond whom your former employers direct. By signing this Agreement, you assure us that nothing in it conflicts with (or would cause you to violate) any nondisclosure agreement you have signed with a previous employer of yours. If, during the course of your employment with us, you come to learn of a conflict you have with a previous nondisclosure agreement, you will notify us immediately.
3	Inventions and Other Things You Create
We strive to hire creative people, and creative people create things. This Agreement spells out who owns these creations.

3.1	Creations You Own. We claim no ownership of anything you create or invent that:
(A)	you develop entirely on your own time without using our equipment, supplies, facilities or trade secrets; and

(B)	is not related to our business, research or development (or business, research or development we can show that we anticipate doing); and

(C)	does not result from any work you did (or are doing) for us.

3.2	Creations We Own. Anything you create or invent during your employment with us, and for a period of one year after, that does not fall under paragraph 3.1 will be considered ours. You agree to assign any title or other rights in these creations to us. You agree that any of these creations that are protectable by US copyright law will be considered “works made for hire” for our benefit. You agree to maintain adequate written records of these creations, and you promise to help us in all reasonable ways (at our expense), both during and after your employment, in the acquisition, protection and defense of our rights to these creations.

3.3	Your Previous Creations. Before you joined us, you may have created things on your own or for previous employers. We have no desire to take ownership of these creations. Therefore, to avoid any conflict over when you created something and who owns it, you must list in Exhibit A all your previous creations to which you assert ownership. You need only include creations that relate to our business, services or products.
4	Our Property
You promise to return our property at the termination of your employment with us, or at any time that we ask you to do so. “Our property” includes both tangible and intangible things, such as information (whether confidential or not) in whatever form you have it.
5	Assignment
We may assign our duties or interests under this Agreement to any parent, affiliate, successor or subsidiary that we may have. You may not assign your duties or interests under this Agreement.
6	Miscellaneous Provisions

6.1	Entire Agreement; Modification. This Agreement contains all the terms and conditions agreed on by the parties relating to the protection of our confidential information and our clients’ confidential information (except for the Sapient Fair Competition Agreement). Any previous agreements (except for the Sapient Fair Competition Agreement and the Employment Agreement) on this subject between the parties are replaced by this Agreement. This Agreement can be modified or changed only by a written document signed by both parties.

6.2	Waiver. A party’s waiver of enforcement of any of this Agreement’s terms or conditions will be effective only if in writing. A waiver by us will be effective only if signed by the Chairman of our Board (or, if he/she is not “independent” under the rules of the Securities and Exchange Commission, then the lead independent director of the Board). A party’s specific waiver will not be considered a waiver of any earlier, concurrent or later breach.

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6.3	Survival. This Agreement will remain in effect, regardless of any future changes to your job, title, compensation or the termination of your employment.

6.4	Counterparts. This Agreement may be executed in two counterparts, each of which is considered an original.

6.5	Reformation; Severability. If a court rules that any part of this Agreement is unenforceable, the parties agree to have the court modify that part in the least way needed to make it enforceable. If the court declines to modify the Agreement, then the parties agree that the unenforceable part will be ignored and that the rest of the Agreement will continue in full force.

6.6	Litigation. This Agreement is governed by and must be interpreted under Massachusetts law, without regard to its choice-of-law principles. If we need to use the court system to enforce the promises in this Agreement, you agree to consent to the jurisdiction of the state and federal courts of Massachusetts. You also promise to pay our litigation costs and attorneys’ fees if a court finds that you breached any of the promises you make in this Agreement.

6.7	Headings. All headings are for reference purposes only and must not affect the interpretation of this Agreement.

Dated: July 18, 2007
SAPIENT CORPORATION (referred to as “we” throughout)
By:	/s/ Jeffrey M. Cunningham
Jeffrey M. Cunningham
Chairman, Board of Directors

INDIVIDUAL EMPLOYEE (referred to as “you” throughout):
/s/ Alan J. Herrick
Alan J. Herrick
Address:

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Exhibit A: Your Previous Creations

Creation	Date Created	Description

This list is complete as of today.

Date	Your signature

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Exhibit B
Sapient Fair Competition Agreement
Parties. In this Agreement, the terms “we,” “us,” and “our” refer to Sapient Corporation and its subsidiaries. The terms “you” and “your” refer to the individual who signs this Agreement. The term “the parties” refers to both us and you.
Background
•	We are in the business of helping clients innovate their businesses to achieve extraordinary results from their customer relationships, business operations and technology.

•	You are an individual in whom we have great confidence, and with whom we entrust responsibilities to help our clients achieve these results.

•	We also entrust you with information — our own and our clients’ — that we need you to protect, as well as entrusting you with developing and maintaining our good relationships with our clients (“our goodwill”).

•	While we are firm believers in the value of ordinary competition in the marketplace, we need to protect ourselves from unfair competition.
Therefore, in consideration of the promises contained in this Agreement and in the agreement between yourself and us dated July 18, 2007 (the “Employment Agreement”), the parties agree as follows.
Terms and Conditions
1	Your Employment
As stated in Section 3 of the Employment Agreement, your employment with us is contingent on your making the promises laid out in this Agreement.
2	Our Promise
In addition to this Agreement and the Sapient Confidentiality Agreement, the terms of your employment will be governed by the Employment Agreement.
3	Working Elsewhere during Your Employment with Us
To best help our clients succeed, we need you to be fully committed to working here. Therefore, during the term of your employment, you may not perform work or other services — directly or indirectly, whether for compensation or not — for a person or entity that competes with us. You also may not solicit, encourage or help any of our people to do so. Similarly, you may not perform work or other services — directly or indirectly, whether for compensation or not — for any other person or entity, if doing so would diminish your ability to work for us.
4	Working Elsewhere after Your Employment with Us

4.1	Protecting Our Goodwill. In the course of working for us, you will help develop and maintain our goodwill with clients. By doing this, you may become the “face” of Sapient to clients — in other words, a client might associate our services or products more with you than with us. If you were to leave us and go to work for someone who competes with us (or if you were to compete, on your own, with us), you would be in a position to use this association to convince clients to leave us and do business with you at your new employer (or on your own). This would give your new employer (and you) an unfair advantage over us in the marketplace. To prevent this from happening, we need time after you leave to help our clients understand that they will continue to receive excellent care and service from our other people.

4.2	Protecting Our Confidential Information. Our ability to help clients succeed depends in part on information we possess that gives us an advantage over our competitors who lack this

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information. We refer to this information as “our confidential information.” We have gathered or developed our confidential information by expending time, energy and resources to better enable us to help our clients succeed. If our competitors were to learn our confidential information, they would gain an unfair advantage over us in the marketplace. If others were to learn our confidential information, it could jeopardize our relationships with our clients. We protect this confidential information with the Sapient Confidentiality Agreement that you sign. If you were to leave us and go to work for someone who competes with us (or if you were to compete, on your own, with us), you may be influenced by your knowledge of our confidential information — even inadvertently. This could give your new employer (and you) an unfair advantage over us in the marketplace. To prevent this from happening, we need time after you leave for the relevance of this confidential information to diminish.

4.3	Working for a Competitor (or Competing with Us Individually). For the reasons spelled out in the previous two paragraphs, for 12 months from the time you leave our employment, you promise not to — directly or indirectly, whether for compensation or not, in the markets in the United States of America or in the markets in any other country where we do business — (i) own, manage, operate, or control any person or entity whose business is competitive with the business conducted or contemplated by us, as of the date hereof (a “Competitor”), (ii) participate in the ownership, management, operation, or control of any Competitor or (iii) render executive services which are reasonably related, substantially similar or identical to the services which you rendered to us, to any Competitor.

4.4	Working for a Client. Your work for us in developing and maintaining our client goodwill could lead to opportunities for you to leave us and go to work for a client. Unfortunately, this could have the effect of encouraging — even inadvertently — the client to diminish or end its client relationship with us. Similarly, in working for a client, you may be influenced by your knowledge of our confidential information — even inadvertently. So, for a period 12 months from the time you leave our employment, you promise not to perform work or other services — directly or indirectly, whether for compensation or not — for any client of ours. For purposes of this Agreement, the term “client” refers to (1) any current client of ours at the time you leave our employment; (2) any prospective client being actively sought by us at the time you leave our employment; and (3) any former client of ours for whom we have sold or performed at least $1 million in services during the 12 month-period prior to the date you leave our employment.
5	Clients and Solicitation

5.1	Discussions with Clients; Accepting Employment. Our clients need to know that we and you are completely committed to helping them succeed. Any discussions you might have with a client about the prospect of your going to work for the client — no matter who initiates these discussions — could cause the client to question whether you were acting in the client’s interest or in your own personal interest. Therefore, you promise that, during the term of your employment with us and for 12 months after, you will not engage in any discussions with our clients about your working for them, nor will you accept employment from them during that time.

5.2	You Soliciting Clients. You agree that, during the term of your employment with us and for 12 months after, you will not solicit or take away (or attempt to solicit or take away) any of our clients, either for your own business or for any other person or entity, nor will you induce or encourage any client to sever or diminish its relationship or business with us.
6	Soliciting Employees
You agree that, during the term of your employment, you will not — directly or indirectly — solicit, encourage, assist or hire any of our people to work for a competitor in the United States of America or in the markets in any other country where we do business. In addition, you agree that, for 12 months after your employment with us ends, you will not — directly or indirectly — solicit, encourage or assist any of our people to stop working for us, nor will you solicit, encourage, assist or hire any of our people to work for a competitor, for a client of ours or for you

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in the markets in the United States of America or in the markets in any other country where we do business.
7	Assignment
We may assign our duties or interests under this Agreement to any parent, affiliate, successor or subsidiary that we may have. You may not assign your duties or interests under this Agreement.
8	Miscellaneous Provisions

8.1	Entire Agreement; Modification. This Agreement contains all the terms and conditions agreed on by the parties relating to the protection of our confidential information (except for the Sapient Confidentiality Agreement) and goodwill. Any previous agreements (except for the Sapient Confidentiality Agreement and the Employment Agreement) between the parties on this subject are replaced by this Agreement. This Agreement can be modified or changed only by a written document signed by both parties.

8.2	Reasonableness of Restraints. You acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you by the Agreement. You agree without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of our goodwill, confidential information and other legitimate interests; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by these restraints. You also acknowledge and agree that if you violate any of the restraints in this Agreement that the damage to us would be irreparable and, therefore you agree that we, in addition to any other remedy available to us, will be entitled to preliminary and permanent injunctive relief against any such violation or threatened violation, as determined by a court of competent jurisdiction, of these restraints, without having to post bond.

8.3	Waiver. A party’s waiver of enforcement of any of this Agreement’s terms or conditions will be effective only if in writing. A waiver by us will be effective only if signed by the Chairman of our Board (or, if he/she is not “independent” under the rules of the Securities and Exchange Commission, then the lead independent director of the Board). A party’s specific waiver will not be considered a waiver of any earlier, concurrent or later breach.

8.4	Survival. This Agreement will remain in effect, regardless of any future changes to your job, title, compensation or the termination of your employment.

8.5	Reformation; Severability. If a court rules that any part of this Agreement is unenforceable, the parties agree to have the court modify that part in the least way needed to make it enforceable. If the court declines to modify the Agreement, then the parties agree that the unenforceable part will be ignored and that the rest of the Agreement will continue in full force.

8.6	Counterparts. This Agreement may be executed in two counterparts, each of which is considered an original.

8.7	Litigation. This Agreement is governed by and must be interpreted under Massachusetts law, without regard to its choice-of-law principles. If we need to use the court system to enforce the promises in this Agreement, you agree to consent to the jurisdiction of the state and federal courts of Massachusetts. You also promise to pay our litigation costs and attorneys’ fees, if a court finds that you breached any of the promises you make in this Agreement.

8.8	Headings. All headings are for reference purposes only and must not affect the interpretation of this Agreement.

8.9	Broad Interpretation of Employment, Work, Solicitation and Persons and Entities. You recognize that it is possible to create many different types of arrangements under which you (or another person) might provide services, or perform work, for a competitor or client of ours (or for you). (For instance, instead of being an employee, you might act as an independent contractor or

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consultant, or in return for an equity ownership interest, or in other ways.) You understand that the intention of this Agreement is to prevent you from taking the actions that this Agreement prohibits, whether you may be engaged in a formal employer-employee arrangement with a third party, or in another sort of arrangement where work or services are performed. You agree that the restrictions on employment, work and solicitation contained in this Agreement will be interpreted broadly to include these other types of arrangements as well. In addition, throughout this Agreement, we refer to certain persons and entities, including, without limitation, clients, employees, competitors and yourself. You understand and agree that references to such persons and entities include any and all affiliates of the person or entity described and that any restrictions or prohibitions set forth in this Agreement will be interpreted broadly to apply equally to the person or entity described, as well as any and all affiliates of that person or entity.

Dated: July 18, 2007
SAPIENT CORPORATION (referred to as “we” throughout)
By:	/s/ Jeffrey M. Cunningham
Jeffrey M. Cunningham
Chairman, Board of Directors

INDIVIDUAL EMPLOYEE (referred to as “you” throughout):
/s/ Alan J. Herrick
Alan J. Herrick
Address:

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